Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Announces Stock Split and Dividend

(April 17, 2019) -- Ephrata, PA -- ENB Financial Corp (OTCQX: ENBP), parent of Ephrata National Bank, announced that on April 17, 2019, the Board of Directors declared a two-for-one stock split of the company’s issued and outstanding common stock pursuant to which one (1) additional share of common stock will be issued for each share of common stock held by shareholders of record as of the close of business on May 31, 2019. The additional shares are expected to be issued on June 28, 2019. The stock split will be effected pursuant to articles of amendment to the articles of incorporation to reduce the par value of the common stock from $0.20 to $0.10 and increase the authorized shares of common stock proportionately from 12,000,000 to 24,000,000.

The company also declared a second quarter cash dividend today, April 17, 2019, of $0.31 per share, an increase of $0.02, or 6.9%, over the $0.29 dividend paid in the second quarter of 2018, and an increase of $0.01, or 3.3%, over the $0.30 dividend paid in the first quarter of 2019. The dividend applies to all shareholders of record as of May 15, 2019, and is payable on June 14, 2019. Shareholders will receive $0.31 for each share of common stock owned as of the record date.

Chairman, President & Chief Executive Officer, Aaron L. Groff, Jr., stated, “We are pleased to reward our shareholders with both a stock split and cash dividend for the continued growth and profitability of the company.”

About ENB Financial Corp

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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